As filed with the Securities and Exchange Commission on August 10, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Canterbury Park Holding Corporation

(Exact name of registrant as specified in its charter)

Minnesota	47-5349765
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1100 Canterbury Road

Shakopee, Minnesota 55379

(Address of Principal Executive Offices and zip code)

Canterbury Park Holding Corporation Employee Stock Purchase Plan

(Full title of the Plan)

Randall D. Sampson President and Chief Executive Officer Canterbury Park Holding Corporation 1100 Canterbury Road Shakopee, Minnesota 55379 (952) 445‑7223	Copy of all communications to: April Hamlin Ballard Spahr LLP 2000 IDS Center 80 South 8th Street Minneapolis, MN 55402 (612) 371‑3211

(Name, address, including zip code and telephone number of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock, par value $0.01 per share	100,000	$15.56	$1,556,000	$169.76

(1)

This registration statement covers 100,000 shares of common stock, $0.01 par value per share, of Canterbury Park Holding Corporation (the “Company”) that are available for issuance under the Company’s Employee Stock Purchase Plan (the “Plan”). Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional shares of common stock of the Company that become issuable by reason of any stock dividend, stock split, recapitalization or other similar adjustment in the outstanding common stock of the Company.

(2)

Estimated solely for the purpose of determining the registration fee pursuant to Rule 457(c) and (h) and based upon the average high and low prices per share of the Company’s common stock on August 5, 2021, as reported by the Nasdaq Stock Market.

EXPLANATORY NOTE

This Registration Statement on Form S-8 is filed by Canterbury Park Holding Corporation (the “Company”) to register an additional 100,000 shares of its common stock authorized for issuance under the Canterbury Park Holding Corporation Employee Stock Purchase Plan (the “Plan”), which additional shares were approved by the Company’s board of directors on March 23, 2021 and by the Company’s shareholders on June 3, 2021.

On July 18, 2016, Canterbury Park Holding Corporation (the “Company”) filed a Post-Effective Amendment No. 1 to Form S-8 Registration Statement with the Securities and Exchange Commission SEC (File No. 333-150037) in connection with the Plan. The contents of that Registration Statement are incorporated by references in this Registration Statement.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Pursuant to the Note to Part I of Form S-8, the information required by Part I of Form S-8 has been omitted from this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed with the Securities and Exchange Commission are hereby incorporated by reference:

(a)	The Annual Report of the Company on Form 10-K for the year ended December 31, 2020 filed on March 24, 2021.

(b)

The portions of the Company’s definitive proxy statement on Schedule 14A filed on April 20, 2021 for its 2021 Annual Meeting of Shareholders held on June 3, 2021 that are incorporated by reference into the Company’s Annual Report on Form 10-K for the year ended December 31, 2020.

(c)	The Quarterly Report on Form 10-Q for the quarter ended March 31, 2021 filed on May 11, 2021 and the Quarterly Report on Form 10-Q for the quarter ended June 30, 2021 filed on August 10, 2021.

(e)	The Company’s Current Reports on Form 8-K filed (but not furnished) on January 7, 2021, January 29, 2021, February 24, 2021, March 4, 2021, June 3, 2021 and June 8, 2021.

(f)

The description of the Company’s Common Stock as set forth in the Company’s Registration Statement on Form S-4 (File No. 333-210877) declared effective by the Securities and Exchange Commission on May 27, 2016 and a related proxy statement/prospectus dated May 27, 2016, including any amendment or report filed for the purpose of updating such description.

All reports and documents subsequently filed (but not furnished) by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the completion or termination of this offering of shares of Common Stock will be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such reports and documents; except as to any portion of any future annual or quarterly report to shareholders or document or current report furnished under current Item 2.02 or Item 7.01 of Form 8-K or related exhibits furnished pursuant to Item 9.01 of Form 8-K that is deemed to be furnished and not filed under such provisions.

Any statement contained in a document incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement or in any other subsequently filed document that also is or is deemed to be incorporated by reference in this Registration Statement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

The Company’s common stock is registered under Section 12 of the Exchange Act and, therefore, a description of securities is omitted.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Article VIII of the Registrant's Restated Articles of Incorporation provide that the Registrant shall indemnify its directors to the extent required or permitted by Minnesota Statutes or other provisions of law.

The Registrant's Bylaws provide that the Registrant shall indemnify any person made or threatened to be made a party to a proceeding, by reason of the former or present official capacity of the person, against judgments, penalties, fines, including without limitation, excise taxes assessed against the person with respect to an employee benefit plan, settlements, and reasonable expenses, including attorneys' fees and disbursements, provided the person seeking indemnification meets five criteria set forth in Section 9.02(a) of the Registrant's Bylaws. In addition, the Registrant's Bylaws provide that the Registrant may purchase and maintain insurance on behalf of directors, officers and employees serving the Registrant, or any other company at the request of the Registrant, whether or not the Registrant would have the power to indemnify such persons against such liability under the Bylaws.

The Registrant's Bylaws also authorize the Board of Directors, to the extent permitted by applicable law, to indemnify any person or entity not described in the Bylaws pursuant to, and to the extent described in, an agreement authorized by a majority of the officers then in office.

Insofar as indemnification to the Company's directors, officers or other persons controlling the Company for liabilities arising under the Securities Act of 1933, as amended, may be permitted under the provisions of the Company's Bylaws and the statutes of the State of Minnesota, the Company has been informed by the Securities and Exchange Commission, that this type of indemnification is against public policy and is therefore unenforceable.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

3.1	Restated Articles of Incorporation of Canterbury Park Holding Corporation (incorporated by reference to Exhibit 3.1 to Form 8-K dated June 30, 2016)
3.2	Bylaws of Canterbury Park Holding Corporation (incorporated by reference to Exhibit 3.2 to Form 8-K dated June 30, 2016)
3.3	Amendments effective April 17, 2020 to Bylaws of Canterbury Park Holding Corporation (incorporated by reference to Exhibit 3.2 to Form 8-K dated April 17, 2020)
4.1

Canterbury Park Holding Corporation Employee Stock Purchase Plan, as amended through March 23, 2021 (incorporated by reference to Appendix A to the Company’s Proxy Statement for the 2021 Annual Meeting of Shareholders held on June 3, 2021, filed with the Securities and Exchange Commission on April 20, 2021).

5.1	Opinion of Ballard Spahr LLP
23.1	Consent of Ballard Spahr LLP (included in Exhibit 5.1)
23.2	Consent of Wipfli LLP, independent public accountants
24.1	Power of Attorney (included on signature page)

Item 9. Undertakings.

(a) The undersigned registrant hereby undertakes:

  (1)        To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)         To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)        To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(iii)       To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to the information in the registration statement;

provided, however, that the undertakings set forth in paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

  (2)        That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of securities at that time shall be deemed to be the initial bona fide offering thereof.

  (3)         To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification to directors, officers, and controlling persons of the registrant for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission this type of indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against these liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by a director, officer, or controlling person connected with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether the indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of the issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8, and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Shakopee, State of Minnesota on August 10, 2021.

CANTERBURY PARK HOLDING CORPORATION

By:	/s/ Randall D. Sampson
Randall D. Sampson, President and Chief Executive Officer, (Principal Executive Officer)

POWER OF ATTORNEY

The undersigned officers and directors of Canterbury Park Holding Corporation hereby constitute and appoint Randall D. Sampson and Randy J. Dehmer, or either of them, with power to act one without the other, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for the undersigned and in his or her stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to this Registration Statement and all documents relating thereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing necessary or advisable to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons on August 5, 2021, in the capacities indicated.

Signature	Title

/s/ Randall D. Sampson	Chief Executive Officer and President (Principal Executive Officer)
Randall D. Sampson	and Executive Chairman of the Board

/s/ Randy J. Dehmer	Chief Financial Officer (Principal Financial Officer
Randy J. Dehmer	and Principal Accounting Officer)

/s/ Carin J. Offerman	Director
Carin J. Offerman

/s/ Dale H. Schenian	Director
Dale H. Schenian

/s/ Mark Chronister	Director
Mark Chronister

/s/ Maureen H. Bausch	Director
Maureen H. Bausch

/s/ John S. Himle	Director
John S. Himle